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As filed with the Securities and Exchange Commission on February 21, 2008

Registration No. 333-148151

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

PROMETHEUS LABORATORIES INC.
(Exact name of Registrant as
specified in its charter)

California	2834	33-0685754
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9410 Carroll Park Drive
San Diego, CA 92121
(858) 824-0895
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Joseph M. Limber
President and Chief Executive Officer
Prometheus Laboratories Inc.
9410 Carroll Park Drive San Diego, CA 92121
(858) 824-0895
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael W. Hall, Esq. Cheston J. Larson, Esq. Michael E. Sullivan, Esq. Latham & Watkins LLP 12636 High Bluff Drive, Suite 400 San Diego, CA 92130 (858) 523-5400	William Franzblau, Esq. Vice President, Legal Affairs Prometheus Laboratories Inc. 9410 Carroll Park Drive San Diego, CA 92121 (858) 824-0895	Mark K. Hyland, Esq. Shearman & Sterling LLP 525 Market Street San Francisco, CA 94105 (415) 616-1100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        Prometheus Laboratories Inc. has prepared this Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-148151) for the purpose of filing with the Securities and Exchange Commission certain exhibits to the Registration Statement. Amendment No. 2 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the registration of the common stock hereunder. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the [                        ] listing fee.

Item	Amount to be paid
SEC Registration Fee		$3,070
FINRA Filing Fee		$10,500
[ ] Listing Fee
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Printing and Engraving Expenses		*
Blue Sky, Qualification Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous Expenses		*

Total	$	*

    *
    To be completed by amendment.

Item 14.    Indemnification of Directors and Officers

        Section 317 of the California Corporations Code authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. Section 204 of the California Corporations Code provides that this limitation on liability has no effect on a director's liability (a) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (b) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (c) for any transaction from which a director derived an improper personal benefit, (d) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its shareholders, (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (f) under Section 310 of the California Corporations Code (concerning contracts or transactions between the corporation and a director), or (g) under Section 316 of the California Corporations Code (directors' liability for improper dividends, loans and guarantees). Section 317 does not extend to acts or omissions of a director in his capacity as an officer. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to our shareholders for any violation of a director's fiduciary duty to us or our shareholders. Although the validity and scope of the legislation underlying Section 317 have not yet been interpreted to any significant extent by the California courts, Section 317 may relieve directors of monetary liability to us for grossly negligent conduct, including conduct in situations involving attempted takeovers of our company.

        In accordance with Section 317, our articles of incorporation eliminate the liability of each of our directors for monetary damages to the fullest extent permissible under California law. Our articles of incorporation further authorize us to provide indemnification to our agents (including our officers and directors), subject to the limitations set forth above. The articles of incorporation and our amended and restated bylaws further provide for indemnification of our officers and directors to the maximum extent permitted by California law, and also permit the indemnification of other corporate agents to the maximum extent permitted by California law at the discretion of our Board of Directors. Additionally, we maintain insurance policies which insure our officers and directors against certain liabilities.

        We have entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in our articles of incorporation and amended and restated bylaws. These agreements will, among other things, indemnify our directors and some of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by us or in our right, on account of services by that person as a director or officer of our company or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

        Lastly, the underwriting agreement (Exhibit 1.1 to this registration statement) provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act of 1933 or otherwise in connection with this offering.

        The foregoing summaries are necessarily subject to the complete text of the California Corporations Code, our articles of incorporation, our amended and restated bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 15.    Recent Sales of Unregistered Securities

        During the last three years, we have issued securities in the following transactions, each of which was exempt from the registration requirements of the Securities Act. No underwriters were involved in any of the below-referenced sales of securities:

  1.
  From February 1, 2005 through January 31, 2008, we granted stock options to purchase 4,280,605 shares of our common stock at exercise prices ranging from $2.75 to $10.34 per share to our employees, directors and consultants under our 2000 Equity Incentive Award Plan. During this period, options for 21,600 shares under the 1997 Equity Incentive Award Plan and options for 1,617,949 shares under the 2000 Equity Incentive Award Plan expired or were forfeited. During that time, options to purchase 321,640 and 961,017 shares of our common stock were exercised under our 1997 Equity Incentive Award Plan and 2000 Equity Incentive Award Plan, respectively, for an aggregate consideration to us of $4,625,296.

  2.
  On January 4, 2008, we issued 1,250,000 shares of our common stock to GlaxoSmithKline as partial consideration for our purchase of the exclusive rights to LOTRONEX® (alosetron hydrochloride) Tablets in the United States from GlaxoSmithKline.

        The sales and issuances of securities in the transactions described in paragraph (1) above were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act of 1933, as amended, as transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. All recipients had adequate access, through employment or other relationships, to information about us.

        The offer of the common stock in the transaction described in paragraph (2) above was deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. The purchaser represented that it was an accredited investor as defined under the Securities Act of 1933, as amended. We claimed such exemption on the basis that, among other things, (a) the purchaser represented that it intended to acquire the securities for investment only and not with a view to the distribution thereof and that it received and reviewed adequate information about us and has had an opportunity to discuss our business, management and financial affairs with our management and to review our facilities and (b) appropriate legends are required to be affixed to the stock certificate issued in such transactions.

Item 16.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits

          The attached Exhibit Index is incorporated herein by reference.

  (b)
  Financial Statement Schedules

          Schedule II: Valuation and Qualifying Accounts ($ in millions)

Allowance for Doubtful Accounts	Balance at Beginning of Period	Charged to Costs and Expenses	Allowance Reductions/ Write-offs	Balance at End of Period(1)
Year ended December 31, 2004	1.8	3.8	3.1	2.5
Year ended December 31, 2005	2.5	3.7	1.5	4.7
Year ended December 31, 2006	4.7	3.5	3.7	4.5

(1)
Included as a reduction of accounts receivable

        The following table provides a summary of activity with respect to our pharmaceutical allowances ($ in millions):

	Sales Returns	Managed Care, Medicare and Medicaid Rebates	Wholesaler Chargebacks	Discounts and Other Allowances
Balance December 31, 2003	$1.7	$1.7	$3.1	$1.0
Current Provision(1)	2.1	1.8	5.2	1.0
Credits Issued(2)	(2.1)	(2.3)	(5.5)	(1.2)
Changes in Prior Year Estimate(3)	—	—	(0.8)	—

Balance December 31, 2004	1.7	1.2	2.0	0.8
Current Provision(1)	3.9	3.9	5.0	2.5
Credits Issued(2)	(1.9)	(2.4)	(5.0)	(2.4)
Changes in Prior Year Estimate(3)	(0.3)	—	(0.5)	—

Balance December 31, 2005	3.4	2.7	1.5	0.9
Current Provision(1)	3.5	3.2	4.5	4.0
Credits Issued(2)	(1.2)	(3.5)	(4.4)	(4.1)
Changes in Prior Year Estimate(3)	—	(0.1)	(0.1)	—

Balance December 31, 2006	$5.7	$2.3	$1.5	$0.8

(1)
Represents allowances for sales returns, managed care, Medicare and Medicaid rebates, wholesaler chargebacks, discounts and other allowances related to sales in the applicable year.

(2)
Credits are reported in the year that they are issued. In general, sales returns are received in years subsequent to year of sale while credits for the other pharmaceutical allowances relate to sales in both the current year and the immediately preceding year.

(3)
Changes in estimate represent adjustments to allowances recorded related to prior years' sales.

        For a description of pharmaceutical allowances, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

        We hereby undertake that:

          (a)   We will provide to the underwriters at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (b)   For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

          (c)   For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Prometheus Laboratories Inc. has duly caused this Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned; thereunto duly uthorized, in the City of San Diego, State of California on February 21, 2008.

PROMETHEUS LABORATORIES INC.
By:	/s/ JOSEPH M. LIMBER Joseph M. Limber President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOSEPH M. LIMBER Joseph M. Limber	President, Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer)	February 21, 2008
/s/ MICHAEL V. SWANSON Michael V. Swanson	Senior Vice President, Finance (Principal Financial and Accounting Officer)	February 21, 2008
/s/ TIMOTHY R. G. SEAR* Timothy R. G. Sear	Chairman of the Board of Directors	February 21, 2008
/s/ ROLF A. CLASSON* Rolf A. Classon	Director	February 21, 2008
/s/ DAVID A. DURKIN* David A. Durkin	Director	February 21, 2008
/s/ KATHLEEN D. LAPORTE* Kathleen D. LaPorte	Director	February 21, 2008
/s/ JEAN-PIERRE MILLON* Jean-Pierre Millon	Director	February 21, 2008

/s/ ADELE C. OLIVA* Adele C. Oliva	Director	February 21, 2008
/s/ STEPHAN R. TARGAN, M.D.* Stephan R. Targan, M.D.	Director	February 21, 2008
/s/ ROBERT S. WHITEHEAD* Robert S. Whitehead	Director	February 21, 2008
*By:	/s/ JOSEPH M. LIMBER Joseph M. Limber Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1**	Amended and Restated Articles of Incorporation of the Registrant, as currently in effect
3.3*	Form of Amended and Restated Articles of Incorporation of the Registrant, to be in effect upon completion of the offering
3.4**	Amended and Restated Bylaws of the Registrant, as currently in effect
3.5*	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of the offering
4.1*	Form of the Registrant's Common Stock Certificate
4.2**	Amended and Restated Shareholders' Agreement dated April 30, 2001
4.3**	Registration Rights Agreement dated April 30, 2001
4.4**	Warrant to Purchase Shares of Common Stock, dated April 6, 2000, issued by the Registrant to Imperial Bancorp
4.5**	Warrant to Purchase Shares of Series D Preferred Stock, dated May 30, 2000, issued by the Registrant to TBCC Funding Trust II
4.6**	Warrant to Purchase Shares of Series D Preferred Stock, dated June 6, 2000, issued by the Registrant to Meier Mitchell & Company
4.7**	Form of Warrant to Purchase Shares of Common Stock, dated April 30, 2001
5.1*	Opinion of Latham & Watkins LLP
9.1*	Form of Voting Trust Agreement
10.1*	Form of Director and Executive Officer Indemnification Agreement
10.2#**	1997 Equity Incentive Award Plan and forms of option agreements thereunder
10.3#**	2000 Equity Incentive Award Plan and forms of option agreements thereunder
10.4#*	Independent Director Compensation Policy
10.5#**	2006 Management Bonus Plan
10.6#**	2007 Management Bonus Plan
10.7#**	2008 Management Bonus Plan
10.8#*	2008 Equity Incentive Award Plan and forms of option and restricted stock agreements thereunder
10.9#*	2008 Employee Stock Purchase Plan and form of Offering Document thereunder
10.10#**	Form of Change in Control Severance Agreement
10.11#**	Employment Agreement effective October 26, 2007 by and between the Registrant and Joseph M. Limber
10.12†#**	Personal Services Agreement dated June 1, 2006 by and between the Registrant and Stephen R. Targan, M.D.
10.13†#**	Personal Services Agreement dated June 1, 2007 by and between the Registrant and Stephen R. Targan, M.D.

10.14†**	Distribution Agreement dated November 19, 2004 by and between the Registrant and AstraZeneca LP
10.15†**	First Amendment to Distribution Agreement dated December 2, 2004 by and between the Registrant and AstraZeneca LP
10.16†**	Second Amendment to Distribution Agreement dated November 10, 2005 by and between the Registrant and AstraZeneca LP
10.17†**	Third Amendment to Distribution Agreement dated January 18, 2006 by and between the Registrant and AstraZeneca LP
10.18†**	Asset Purchase and Sale Agreement dated October 31, 2007 by and between the Registrant, SmithKline Beecham Corporation d/b/a GlaxoSmithKline and Glaxo Group Limited
10.19**	Amendment No. 1 to the Asset Purchase and Sale Agreement dated December 21, 2007 by and between the Registrant, SmithKline Beecham Corporation d/b/a GlaxoSmithKline and Glaxo Group Limited
10.20†**	Supply Agreement dated October 31, 2007 by and between the Registrant and SmithKline Beecham Corporation d/b/a GlaxoSmithKline
10.21†**	Exclusive License Agreement dated August 14, 1996 by and among the Registrant, Cedars-Sinai Medical Center and the Regents of the University of California
10.22†**	Exclusive License Agreement dated December 1, 1999 by and between the Registrant and the Regents of the University of California
10.23**	First Amendment to License Agreement dated May 18, 2000 by and between the Registrant and the Regents of the University of California
10.24**	Second Amendment to License Agreement dated May 15, 2001 by and between the Registrant and the Regents of the University of California
10.25†	License Agreement dated November 29, 2007 by and between the Registrant and Alizyme Therapeutics Limited
10.26†**
Credit Agreement dated September 21, 2007 among the Registrant, the domestic subsidiaries of the Registrant from time to time party thereto, Bank of America, N.A., Comerica Bank, US Bank NY and the other lenders party thereto
10.27**	Lease dated June 22, 2005 by and between the Registrant and The Irvine Company
10.28†	Distribution and Inventory Management Services Agreement dated May 1, 2004 by and between the Registrant and McKesson Corporation
10.29	Amendment No. 1 to the Distribution and Inventory Management Services Agreement dated December 10, 2004 by and between the Registrant and McKesson Corporation
10.30	Amendment No. 2 to the Distribution and Inventory Management Services Agreement dated November 6, 2007 by and between the Registrant and McKesson Corporation
10.31†	Distribution and Inventory Management Services Agreement dated June 1, 2004 by and between the Registrant and Cardinal Health Inc.
10.32	Amendment No. 1 to the Distribution and Inventory Management Services Agreement dated December 10, 2004 by and between the Registrant and Cardinal Health Inc.
10.33	Amendment No. 2 to the Distribution and Inventory Management Services Agreement dated April 13, 2006 by and between the Registrant and Cardinal Health Inc.

10.34†	Amendment No. 3 to the Distribution and Inventory Management Services Agreement dated December 1, 2007 by and between the Registrant and Cardinal Health Inc.
10.35†	Settlement Agreement and Mutual Release and License Amendment dated June 30, 2006 by and between the Registrant, Cedars-Sinai Medical Center and the Regents of the University of California
23.1**	Consent of independent registered public accounting firm
23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (See page II-5)

*
To be filed by amendment.

**
Previously filed.

†
Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.

#
Indicates management contract or compensatory plan.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX